Exhibit 23.1
                   Consent of Tullius Taylor Sartain & Sartain


     We consent to the incorporation of our report dated April 23, 2201, on the financial statements of Centrex, Inc. (the "Company") at December 31, 2000, for the period from inception (October 6, 1998) to December 31, 2000, and for the years ended December 31, 2000 and 1999, included in Form 10-KSB Annual Report of Centrex, Inc. as of December 31, 2000, into the Company's Registration Statement on Form S-8 (File number 000-32021).

     Our report, dated April 23, 2001, contains an explanatory paragraph that states that Centrex, Inc. is a development stage company with insufficient revenues to fund development and operating expenses, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ Tullius Taylor Sartain & Sartain LLP
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Tulsa, Oklahoma
July 19, 2001